EXCLUSIVE LICENSEE TERRITORIAL AGREEMENT


     This Exclusive Licensee Agreement ("Agreement") is entered into by and between James E. Beecham, a private citizen residing in Las Vegas, Nevada (hereinafter referred to as "INVENTOR") and Anonymous Data Corporation, a Nevada Corporation, (hereafter referred to as "Licensee") this 14th day of May, 1998.

     It is the parties'desire and intent to enter into agreement for granting an exclusive License from INVENTOR to Licensee for the intellectual property rights related to US patents 08/910,062 and 08/686,211. The License rights include the rights to use, make, sell and operate products and/or services covered by said patents (hereinafter called the PRODUCTS and SERVICES) in the geographic area of the United States. It is understood and agreed by the parties that the license herein granted pertains only to 08/910,062 and 08/686,211and does not include rights to other US patents regarding enhancements in the same field of the art or continuations in part of US 08/910,062 or 08/686,211 or other patents pending or granted to INVENTOR in countries other than the United States. This agreement supersedes any previous agreement between the parties regarding these matters.

     In consideration of the mutual promises, terms, conditions, covenants and exchange of value as stared herein, the parties agree as follows:

                                 TERRITORY

     1. INVENTOR grants to Licensee the right to use, make, sell and operate the PRODUCTS and SERVICES in the geographic territory of the United States and any additional territories hereafter acquired by Licensee (together, the "Territory").

     2. The Territory granted to Licensee shall be exclusive for the entire term of this Agreement.

           3. Provided Licensee is not in breach, default or violation of this Agreement, INVENTOR agrees (a) not to license any other person or entity to use, make, sell or operate the PRODUCTS and SERVICES covered under US patents 08/910,062 and 08/686,211 in the geographic territory during the term of this Agreement without prior written agreement of the parties; and (b) to offer Licensee right of first refusal on purchasing a license from INVENTOR for foreign patents rights in the same field of the art or enhancements related to the field of art of 08/910,062 and 08/686,211.

                                   TERM

     4. The term of this Agreement shall be 10 years from the date of full execution of this Agreement and for so long a period as Licensee shall remain in business and in compliance with this Agreement.

     5. The term of this Agreement may, at INVENTOR's sole option, be terminated sooner than the term specified in paragraph 4 above in the event of any breach, default or violation of any of the material terms and conditions of this Agreement. This right to terminate shall be in addition to and not exclusive of any other rights and remedies INVENTOR has or may have under this Agreement or Nevada law.



                               CONSIDERATION

     6. In consideration of the granting of this exclusive license to Licensee by INVENTOR, Licensee agrees to pay to INVENTOR common stock of Anonymous Data Corporation in the amount of one million shares.

7. As additional consideration for the granting of this License, Licensee also agrees to pay to INVENTOR a royalty as follows:

          a. Three percent (3%) of the first $10 million gross revenues to Licensee from the manufacture, use, sale, or operation of the PRODUCTS and SERVICES (License Revenues);

          b. Two percent (2%) of License Revenues to the extent that License Revenues exceed $10 million but are less than $25 million; and

          c. One percent (1%) of License Revenues to the extent that License Revenues exceed $25 million.

                         d.         Licensee, in order to retain to
Licensee the first right of refusal on INVENTOR patents regarding enhancements in the same field of the art and foreign patents in the same field of patent art, agrees to provide INVENTOR with sufficient funds to prosecute same including the filing and examination and issue fees for such additional patents.

     Notwithstanding anything to the contrary set forth herein, it is expressly understood and agreed that in the event Licensee does not produce revenue from the manufacture, use, sale, or operation of the PRODUCTS and SERVICES within the territory of at least $1 million within seven (7) years from the date hereof, this Agreement shall automatically terminate without further liability or any action by the parties hereto.

                                 MARKETING

     8. INVENTOR shall provide Licensee, at INVENTOR's sole cost, with copy of the US patents 08/910,062 and 08/686,211.

     9. Other than as set forth above, INVENTOR shall not be obligated to supply Licensee with any other materials other than explanatory material and background material related to US patent 08/910,062 and 08/686,211.

10. Licensee shall not use, display or manufacture any marketing materials which advertise, promote or market services or products related to US patent 08/910,062 and/or 08/686,211, except those marketing materials approved by INVENTOR in writing. For the purpose of this Agreement, the term marketing materials shall include all tangible materials authorized to be used by Licensee for any marketing of PRODUCTS and SERVICES.


     11. Licensee and any of Licensee's employees, agents, or contractors shall at all times, during the term of this Agreement, comply with and adhere to good standards of medical and laboratory practice and appearance, while marketing products or services related to US patent 08/910,062 and 08/686,211.

                          INDEPENDENT CONTRACTOR

     12. Licensee shall be an independent contractor and not an employee of INVENTOR during the entire term of this Agreement. The relationship between INVENTOR and Licensee is defined solely by this Agreement. Nothing in this Agreement shall be construed to prevent Licensee from engaging in other business of its' own choice so long as all material terms and conditions of this Agreement are complied with by Licensee.

     13. Each party acknowledges, understands and agrees that neither shall be responsible for the other party's state taxes, federal taxes, benefits, insurance or other obligations associated with an employer/employee relationship of any nature whatsoever.

                                WARRANTIES

                           INVENTOR'S WARRANTIES

     14.  INVENTOR warrants and represents the following:

          a. INVENTOR is the owner of US patents 08/910,062 and 08/686,211. INVENTOR shall use its' reasonable and best efforts to carry out the terms and conditions of this Agreement.

     b. INVENTOR is a private citizen residing in Nevada. No consent, approval or authorization of, registration with or declaration to any person or entity is required in connection with the execution and delivery of this Agreement by INVENTOR or in connection with the performance by INVENTOR of any agreement contained herein.

     c. INVENTOR has not offered to or entered into an agreement with any third person or party which would violate or interfere with the terms and conditions of this Agreement.



                           LICENSEE'S WARRANTIES

15.  Licensee warrants and represents the following:

     a. Licensee has entered into no other agreements, either orally or in writing, which will interfere with, breach or violate the terms and conditions, of this Agreement.

     b.   Licensee is, at all times, an independent contractor to INVENTOR.

     c. Licensee shall use its reasonable, best efforts in carrying out its obligations under the Agreement.


                                  DEFAULT

16. In addition to the breach, default, or violation of any of the material terms and conditions of this Agreement, Licensee shall be in default of this Agreement upon the occurrence of any one of the following:

          a. If Licensee is the subject of a voluntary or involuntary petition for bankruptcy under any chapter of the United States Bankruptcy Code;

          b. If Licensee is determined to be insolvent, unable to pay creditors when debts are due, or is the subject of a receivership;

          c. If INVENTOR reasonably determines that Licensee has engaged in any fraud, misrepresentation or criminal actions of a misdemeanor or felony nature, excluding minor traffic violations, regardless of whether Licensee is convicted by a court of competent jurisdiction of any alleged offense.


     17. In the event of material breach, violation, or default by Licensee, then in addition to all other remedies allowed by this Agreement and by Nevada law, INVENTOR shall be entitled to any or all of the following right and remedies:

          a. Recovery of damages, including but not limited to exemplary damages, where applicable;

          b. Recovery of reasonable attorney fees, expert witness fees, costs and expenses of any litigation brought to enforce this Agreement;

          c.   Injunctive relief;

          d.   Declaratory relief;

          e.   Termination of this Agreement;

          f. Forfeiture of all outstanding sales commissions earned by or owed to Licensee as liquidated damages.

     18. Except as otherwise provided herein, all notices, including notice of default, breach or violation of this Agreement, shall be served either personally or mailed by U.S. certified mail, return receipt requested, to the following address, or to such other address as Licensee or INVENTOR may establish by notice to the other hereunder:

          a.   to INVENTOR
                      James E. Beecham
                      8820 Cortile Drive
                      Las Vegas, Nevada 89134

          b.   to Licensee
                      Anonymous Data Corporation
                      4340 S. Valley View, Suite 210
                      Las Vegas, Nevada 89103

          Notice shall be effective upon receipt of written notice.

                     NON-COMPETITION AND TRADE SECRETS


     19. In the event that this Agreement is terminated for any purpose as properly allowed under this Agreement, then Licensee agrees that it has no remaining patent license rights regarding US patents 08/910,062 and 08/686,211and in any event shall not compete with INVENTOR either directly or indirectly, in the use, sale, marketing, or distribution of any PRODUCTS or SERVICES offered for sale or sold in the geographic area for a period of not less than three (3) years from the date of termination of this Agreement. This covenant not to compete shall extend to Licensee, its employees, heirs, assigns, members, shareholders, officers, directors and agents. Licensee acknowledges that this Agreement contains good and sufficient consideration to bind it to this covenant not to compete, and that this covenant not to compete is fair, reasonable, and not unconscionable.

                                ACCOUNTING


     20. Licensee shall provide INVENTOR with copies of its monthly accounting of Licensee's sales each month. Each accounting period shall end with the last day of the month and the monthly accounting reports shall be mailed to Licensee on or before the 10th day of each month following the end of the preceding month. All distributions of compensation to INVENTOR shall be disbursed by the 20th day of each month beginning with the first full month of operation.

     21. All parts of this Agreement shall be controlled by Nevada law and in the event of any disputes concerning the terms and conditions of this Agreement, venue for such action shall be in Nevada.

     22. The captions contained herein are for reference purposes only and they shall not be used to construe the intent of the parties to this Agreement.

     23. All warranties, representations, remedies and the provisions of paragraphs 17 and 19 above shall survive the termination of this Agreement.

     24. INVENTOR and Licensee agree not to assign, convey or in any way transfer their respective interests, in whole or in part, in this Agreement to any third party, without the prior written consent of the other party. Any such requested consent shall not be unreasonably withheld or delayed.

     25. INVENTOR understands and acknowledges that Licensee will expend considerable time, effort and expense in reliance upon this agreement raising capital necessary to market PRODUCTS and SERVICES. INVENTOR therefore specifically covenants and agrees that notwithstanding any provision to the contrary set forth, for so long as this Agreement shall remain in effect, it will not enter or attempt to enter into a similar agreement with any third party, or otherwise license, sell, transfer, or make any other agreement with any third party regarding this Agreement.

     26. All provisions of this Agreement shall be binding on the parties, their heirs, assigns, agents, employees, officers, directors, shareholders, and members, as applicable.


Dated: 14 May 1998            By:  J.E. Beecham
                                   INVENTOR


Dated: 14 May 1998            By:  Janie M. Frederick
                                   Anonymous Data Corporation